Exhibit 16.1

April 17, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Nexalin Technology, Inc. under Item 4.01 of its Form 8-K dated April 16, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Nexalin Technology, Inc. contained therein.

Very truly yours,

/s/ Marcum llp
Marcum llp
Marlton, New Jersey